EXHIBIT 3.1

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of Corporation: Victoria Internet Services, Inc.

2. The Articles have been amended as follows: (provide article numbers if applicable)

Article 3 is amended:

1. each of issued and outstanding common stock of the corporation shall be forward split to become fifty (50) shares without any change of the par value thereof;

2. that the number of shares of common stock which the corporation shall be authorized to issue shall be increased from 100,000,000 shares, par value $0.000001 per share to 250,000,000 shares, par value $0.000001 per share; and (3) to authorize the issuance of up to 20,000,000 shares of preferred stock with such rights, privileges and limitations as may be determined by the board of directors of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitleing them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of voting by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
     4,000,000 shares or 84.5%.

4.   Effective date of filing (optional): ____________

5.   Signature: (required)


     /s/ Leon Golden
     -------------------------------------------
     Signature of Officer Leon Golden, President

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              Certificate of Amendment to Articles of Incorporation
                                       of
                        Victoria Internet Services, Inc.
                       (Pursuant to NRS 78.385 and 78.390)

     Pursuant to the provisions of the Nevada Revised Statutes, Victoria Internet Services, Inc., a Nevada corporation (the "corporation"), adopts the following amendment to its Articles of Incorporation.

1. The undersigned hereby certifies that on the 1st day of November 2011, acting by written consent without a meeting, in accordance with the provisions of section 78.315 of the Nevada Revised Statutes and the Bylaws of this corporation the Board of Directors approved, consented to, affirmed, and adopted the following resolution:

     RESOLVED, that the duly elected officers of this corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding Common Stock and Common Stock Equivalents of the corporation for the following purpose:

     To amend Article 3 of the corporation's Articles of Incorporation to provide that: (1) each of issued and outstanding common stock of the corporation shall be forward split to become fifty (50) shares without any change of the par value thereof; (2) that the number of shares of common stock which the corporation shall be authorized to issue shall be increased from 100,000,000 shares, par value $0.000001 per share to 250,000,000 shares, par value $0.000001 per share; and (3) to authorize the issuance of up to 20,000,000 shares of preferred stock with such rights, privileges and limitations as may be determined by the board of direct ors of the corporation.

2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the corporation's shares entitled to vote, consented in writing to the adoption of the Amendment to Article 3 of the Articles of Incorporation as follows:

     Article 3 shall be amended to read as follows:

     "3. Number of Shares authorized to issue: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred and Seventy Million (270,000,000) shares of which Twenty Million (20,000,000) shares shall be Preferred Stock, par value $0.000001 per share, and Two Hundred Fifty Million (250,000,000) shall be Common Stock, par value $0.000001 per share. The voting power, designations, preferences and relative participating option or other special qualifications, limitations or restrictions are set forth hereinafter:

     1. Preferred Stock

     (a) The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection 1(b) of this Article 3.

     (b) Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and

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          relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Nevada in respect of the matters set forth in the following clauses (i) to
          (viii) inclusive;

          (i) the number of shares to constitute such series, and the distinctive designations thereof;

          (ii) the voting powers, full or limited, if any, of such series;

          (iii) the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

          (iv) the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

          (v) the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

          (vi) the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the corporation;

          (vii) the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;

          (viii) any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

     (c) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as

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          otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

     2. Common Stock

     (a) After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph 1 of this Article 3), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of same as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph 1 of this Article 3), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph 1 of this Article 3, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

     (b) After distribution in full of the preferential amount (fixed in accordance with the Provisions of Paragraph 1 of this Article 3), if any, to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of Common Stock shall, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph 1 of this Article 3) be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     (c) Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph 1 of this Article 3, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

     3. Other Provisions Related to Shares of Stock:

     (a) No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the corporation of any class or series, or carrying any right to purchase stock of any class or series, but such unissued stock, additional authorized issue of shares of any class or

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          series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

     (b) The powers and rights of Common Stock shall be subordinated to the powers, preferences and rights of the holders of Preferred Stock. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph I of this Section 3 and the consent, by Class or series, vote or otherwise, of the holders of such of the series of are from time to time outstanding Preferred Stock as for the issuance by the Board of shall not be required Directors of any other series of rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph 1 of this Article 3 that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

     (c) subject to the provisions of subparagraph (b) of this Paragraph 3 of this Article 3, shares of any series of Preferred Stock may be authorized or issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

     (d) Shares of Common stock may be issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the board of Directors in its sole discretion.

     (e) The authorized number of shares of Common Stock and of Preferred Stock Preferred Stock may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the corporation entitled to vote thereon.

     Each of the 4,675,000 issued and outstanding shares of the corporation's common stock issued and outstanding on the date hereof shall forward split to become fifty (50) shares and an aggregate of 233,750,000 shares with a corresponding increase in the stated capital of the corporation. Any fractional shares shall be rounded up to the next whole number."

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     In witness whereof, the undersigned being the sole officer Victoria
Internet Services, Inc., a Nevada corporation, hereunto affixes his signatures this 2nd day of November, 2011.


/s/ Leon Golden
-----------------------------------
Leon Golden, President

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